U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Bernard                          Betsy                   J.
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   (Last)                           (First)             (Middle)

   340 Mt. Kemble Avenue
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                                    (Street)

   Morristown                         NJ                 07962
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


   AT&T Corp. (T)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


   November 18, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)             $30.5105  4/9/01   J(6)  V                1        4/9/11   Stock      55,384           55,384   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)             $30.5105  4/9/01   J(6)  V                1        4/9/11   Stock      59,689           59,689   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)             $30.5105  4/9/01   J(6)  V                2        4/9/11   Stock     547,355          547,355   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)             $32.6295  7/2/01   J(6)  V                3        7/2/11   Stock      39,792           39,792   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)             $28.0335  2/19/02  J(6)  V                4        2/19/12  Stock     271,177          271,177   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)             $23.8805  9/19/02  J(6)  V                5        9/19/12  Stock     361,570          361,570   D
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Explanation of Responses: 1. Option 1/4 vested on 4/9/02 with remaining 3/4 vesting in equal installments on 4/9/03, 04 and 05. 2. Option 1/3 vested on 4/9/02 with remaining 2/3 vesting in equal installments on 4/9/03 and 4/9/04.
3. Option 1/4 vested on 7/2/02 with remaining 3/4 vesting in equal installments on 7/2/03, 04 and 05. 4. Option vests in four equal annual installments on 2/19/03, 04, 05 and 06. 5. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05. 6. Reporting is of adjustments to existing stock option awards to reflect spin-off of AT&T's broadband business and 1 for 5 reverse stock split effective 11/18/02.



      /s/  Betsy J. Bernard                                    12/12/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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